DANIMER SCIENTIFIC, INC.

140 Industrial Boulevard,

Bainbridge, GA 39817

February 16, 2021

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Danimer Scientific, Inc. - Registration Statement — Form S-1
File No. 333-252515

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Danimer Scientific, Inc. (the “Registrant”) hereby requests that the effective date of the above-referenced registration statement on Form S-1 (File No. 333-252515) (the “Registration Statement”) be declared effective on February 16, 2021, at 4:00 p.m., Eastern Time, or as soon thereafter as is practicable.

Once the Registration Statement has been declared effective, please orally confirm that event with Robert L. Lawrence of Kane Kessler, P.C., counsel to the Registrant, at (917) 763-9370, or in his absence, Aris Haigian at (646) 957-3818.

[Signature Page Follows]

Sincerely,

DANIMER SCIENTIFIC, INC.

By:	/s/ John A. Dowdy, III
John A. Dowdy, III
Chief Financial Officer

cc:	Robert L. Lawrence
Aris Haigian
Kane Kessler, P.C.